Exhibit 3.19

LIMITED LIABILITY COMPANY AGREEMENT
OF
HTRF VENTURES, LLC
a Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is effective as of July 15, 2003 (the “Effective Date”), by InterActiveCorp, a Delaware corporation, as the sole member (the “Member”), for the purpose of providing for the organization and operation of APN, LLC (the “Company”), a limited liability company formed pursuant to the Delaware Limited Liability Company Act, Title 6, Sections 18-101 et seq of the Delaware Code (the “Act”).

R E C I T A L S

WHEREAS, the Member desires to organize the Company for the purpose of engaging in any lawful act or activity that may be engaged in by a limited liability company organized under the Act; and

WHEREAS, for tax purposes it is intended that the Company shall be classified as an “partnership,” and not an “association” taxable as a “corporation,” as those terms are defined in Section 7701 of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury regulations promulgated thereunder (the “Regulations”);

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations set forth herein, the Member hereby agrees that the Company shall be structured and operated as follows:

ARTICLE I
FORMATION

1.1                               Name.  The name of the Company is “HTRF Ventures, LLC” and all business of the Company shall be conducted under that name or any other fictitious name or names selected by the Member from time to time, provided that any such name reflects the Company’s status as a limited liability company and is otherwise permitted by applicable law.

1.2                               Place of Business.  The Company’s initial principal place of business shall be 152 West 57th Street, New York, NY 10019, or such other place or places as the Member may from time to time determine.  The registered agent for the service of process and the registered office shall be that person and location reflected in the Company’s Certificate of Formation as filed in the office of the Delaware Secretary of State.

1.3                               Business and Authority.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing.

1.4                               Company Term.  The term of the Company commenced on August 27, 2001, the date of filing by an authorized person of the Company’s Certificate of Formation with the Delaware Secretary of State, and shall continue until the Company’s dissolution in accordance with the provisions of Article VIII of this Agreement.

1.5                               Agreement; Effect of Inconsistencies With the Act.  It is the express intent of the Member that except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule.  To the extent that any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be deemed to be amended to the smallest degree possible in order to make this Agreement effective under the Act in accordance with the intent of the parties.  In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

ARTICLE II
MEMBERSHIP; MEMBERSHIP INTEREST

2.1                               Membership Interest.  There shall be one class of equity interests in the Company (“Membership Interest”).

2.2                               Name and Address and Ownership Interest of the Member.  The name, address, and required capital contributions (“Capital Contributions”) of the Member of the Company are set forth in Schedule 1 attached to this Agreement, as such schedule may be amended from time to time.

2.3                               Representations and Warranties.  The Member hereby represents and warrants to the Company that:

(a)                                 the Member understands and acknowledges that the Membership Interests have not been registered under the Securities Act of 1933 or any state securities laws;

(b)                                 the Member understands and acknowledges that the Membership Interests may not be sold unless it is registered under the Securities Act of 1933 and applicable state securities laws, or pursuant to an exemption from such registration requirements;

(c)                                  the limitations on transfer contained in this Section 2.3 create an economic risk that the Member is capable of bearing;

(d)                                 the Member is acquiring the Membership Interests for investment and not with a view to the resale or distribution thereof; and

(e)                                  all property contributed to the Company as part of the Member’s Capital Contribution has been or will be contributed free and clear of all liens, pledges, claims, security interests, encumbrances and similar interests of any kind whatsoever.

ARTICLE III
CAPITAL CONTRIBUTIONS AND LOANS

3.1                               Initial Capital Contribution.  On or before August 27, 2001, the Member shall deliver to the Company the Member’s Initial Capital Contribution set forth beside the Member’s name on Schedule 1 under the column entitled “Capital Contribution.”

3.2                               Interest on Capital Contributions.  The Member shall not be entitled to receive any interest on the Member’s Capital Contribution.

3.3                               Additional Capital Contributions.  The Member shall not be required or obligated to:  (i) make any additional contribution to the capital of the Company over and above that required by Sections 3.1 or (ii) restore a deficit Capital Account (as defined in Section 4.1) balance upon the liquidation of the Company or Member’s Membership Interests in the Company.

3.4                               Loans by Member.  The Member may make a loan or advance money or property to or on behalf of the Company. Such loan or advance shall not increase the Member’s Capital Account, entitle the Member to any greater share of Company distributions or subject the Member to any greater proportion of Company losses. The amount of such loans or advances shall be a debt owed by the Company to the Member, and any interest paid to the Member shall be charged as any other expense against income of the Company.

ARTICLE IV
CAPITAL ACCOUNT, DISTRIBUTIONS, AND TAX MATTERS

4.1                               Establishment of Capital Account.  A capital account (the “Capital Account”) shall be established and maintained for the Member in accordance with the principles set forth in sections 704(b) and 704(c) of the Code and the Regulations promulgated thereunder.  The Capital Account shall initially be equal to:  (i) the full amount of cash contributed by the Member to the Company, and (ii) the fair market value of other property contributed by the Member to the Company (net of liabilities secured by such property that the Company is considered to assume or take subject to under section 752 of the Code).

4.2                               Increases and Decreases in Capital Account.  The Member’s Capital Account shall be increased by any additional capital contributions made by the Member to the Company (in the case of contributed property such increase shall equal the fair market value of such property net of liabilities secured by such property that the Company is considered to assume or take subject to under section 752 of the Code) and by the Net Profit (as defined in Section 4.3 hereof), and decreased by any money and the fair market value of any property distributed to such Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under section 752 of the Code) and by the Net Loss (as defined in Section 4.3 hereof).

4.3                               Net Profit and Net Loss.  For the purposes of this Agreement, the terms “Net Profit” and “Net Loss” shall mean the Company’s taxable net profit and taxable net loss, respectively, for the period or periods in question, determined in accordance with federal income tax accounting principles, taking into account such items not reflected in the Company’s taxable net income or taxable net loss as required by section 704(b) of the Code and the Regulations thereunder.

4.4                               Conformance With the Code and Applicable Regulations.  It is the intent that Sections 4.1, 4.2, 4.3, and 4.4 of this Agreement be construed and applied in a manner consistent with the requirements of Code sections 704(b) and 704(c) and the Regulations promulgated thereunder.  If, in the opinion of the Company’s accountant, the manner in which Sections 4.1, 4.2, 4.3, and 4.4 of this Agreement apply should be modified in order to comply with Code sections 704(b) and 704(c) and the Regulations promulgated thereunder, then, notwithstanding anything to the contrary contained in Sections 4.1, 4.2, 4.3, and 4.4, the method by which Capital Accounts are maintained shall be so modified with the consent of the Member.

4.5                               Distributions.

(a)                                 For each taxable year of the Company, the Company shall make distributions sufficient to enable the Member to pay federal and state income taxes attributable to the Net Profit for such year. Such distribution shall be made not later than 15 days prior to the due date of such tax payment. If requested by the Member, the Company shall make distributions throughout the year to enable the Member to pay estimated taxes attributable to the Net Profit for a given taxable year.

(b)                                 All distributions (whether in cash or in kind) shall be made at such times and in such amounts as shall be determined by the Member.  All distributions of cash or other assets available for distribution, from whatever source derived, shall be paid or distributed to the Member.  Immediately prior to any such distribution, the Capital Account of the Member shall be adjusted as provided in Regulation section 1.704-1(b)(2)(iv)(f).

4.6                               Fiscal Year; Tax Decisions.  The taxable and fiscal accounting year of the Company shall end on December 31 each year.  All decisions and elections affecting the Company’s taxable income for any period shall be made by the Member.

ARTICLE V
GOVERNANCE

5.1                               Management.  The Member shall have the exclusive power and authority to manage, control, administer and operate the Company’s business for the purposes stated in this Agreement, and to make all decisions affecting the Company’s business.

5.2                               Nonliability of Member for Acts or Omissions in Their Managerial Capacity.

(a)                                 The Member shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company.

(b)                                 To the fullest extent permitted by the Act, the Member is released from liability for damages and other monetary relief on account of any act, omission, or conduct in the Member’s managerial capacity.  No amendment or repeal of this section will affect any liability or alleged liability of the Member for acts, omissions, or conduct that occurred prior to the amendment or repeal.

ARTICLE VI
LIABILITY; INDEMNIFICATION

6.1                               Limited Liability.  The Member shall not be obligated or liable to the Company, any creditor of the Company or any other person, for any losses, debts, obligations or liabilities of the Company, except as otherwise agreed in writing by the Member.  Except as required by law, the Member shall not be liable to the Company, creditors of the Company or any other person for the repayment of amounts received from the Company.  The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member for liabilities of the Company.

6.2                               Rights or Powers.  The Member has all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act.

6.3                               Indemnification of Member.

(a)                                 Unless otherwise provided in Section 6.3(c), the Company, its receiver, or its trustee shall indemnify, save harmless and pay all judgments and claims against the Member relating to any liability or damage incurred by the Member by reason of any act performed or omitted to perform by the Member in connection with the operations of the Company, including reasonable attorneys’ fees incurred by the Member in connection with the defense of any action based on such act or omission.

(b)                                 Unless otherwise provided in Section 6.3(c), the Company shall indemnify, save harmless and pay all expenses, costs and liabilities of the Member, if, for the benefit of the Company and in accordance with this Agreement, the Member makes any deposit or makes any other similar payment of personal funds or assumes any personal obligation in connection with any assets proposed to be acquired by the Company and suffers any personal financial loss as the result of such action.

(c)                                  Notwithstanding the provisions of Sections 6.3(a) and 6.3(b) above, such Sections shall be enforced only to the maximum extent permitted by law and the Member shall not be indemnified or held harmless from any liability or claim for fraud, intentional misconduct, or a knowing violation of any law or regulation that was material to the cause of action or if the Member’s breach of this Agreement or his duties to the Company contributed to such liability or claim.

ARTICLE VII
INVESTMENT AND OTHER BUSINESS ACTIVITIES
OF THE MEMBER

7.1                               Conflicts of Interest.  Neither this Agreement, nor the existence of this Company, nor any activity undertaken pursuant hereto and in compliance herewith shall prevent or restrict the investment or other business activities of the Member apart from this Company, nor shall the Company have any right, by virtue of this Agreement or the existence or operation of the Company, to participate in, or to receive the benefits of any such activities.  The Member shall be entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company, it being expressly understood that the Member may enter into transactions that are similar to the transactions into which the Company may enter. Without limiting the generality of the preceding sentence:

(a)                                 the Member, acting in such Member’s individual capacity, may invest in securities, may become or have its representative become a partner, officer, director and/or shareholder of any corporation, partnership or other company, and may counsel, advise or otherwise promote the best interests of any such entity, and may receive compensation and other benefits in connection with any of such activities, whether or not this Company has an interest, directly or indirectly, in such entity; and

(b)                                 this Agreement or the Member’s participation in this Company shall not require the Member or permit the Company, to participate in any such activities, or require that the Member pay over to the Company, any compensation, benefits, or other amounts received by the Member with respect to any such activity.

7.2                               Interested Party Transactions.  The Member may enter into any transaction with the Company.

ARTICLE VIII
DISSOLUTION AND TERMINATION OF THE COMPANY

8.1                               Event Causing Dissolution.  Notwithstanding any other provision of this Agreement, the Company shall be dissolved and its properties and other assets liquidated and the proceeds therefrom distributed in the manner and order provided for in Section 8.2 upon the consent of the Member.

8.2                               Distribution on Termination.  Upon a dissolution and termination of the Company, the person appointed by the Member (the “Liquidator”) shall collect and marshal the Company’s assets, sell such assets as such Liquidator shall deem appropriate, provide for the payment of all of the legally enforceable obligations of the Company that are not then due and distribute the proceeds and all other assets of the Company in the following order:

(a)                                 First, in payment of debts, obligations and liabilities of the Company which are then outstanding;

(b)                                 Second, at the discretion of the Liquidator, to the setting up of any reserves which the Liquidator may deem necessary, appropriate or desirable for any contingent or unforeseen liabilities or obligations or for debts or liabilities of the Company (and, at the expiration of such period as the Liquidator shall deem necessary, advisable or desirable to accomplish payment of any such obligations, the Liquidator shall distribute the remaining reserves in the manner hereinafter provided); and

(c)                                  Third, to the Member in an amount equal to the positive balance in the Member’s Capital Account, after adjusting such Account to reflect profit and loss under Article IV of this Agreement and any gain or loss which would be recognized if the Company sold its remaining assets at their fair market value on the date of dissolution of the Company.

8.3                               Authority of the Liquidator.  In carrying out the liquidation proceedings, the Liquidator shall have all of the powers and authority provided to the Member, and shall be entitled to the benefits of limitation of liability and indemnification provided to the Member in its managerial capacity in this Agreement.

8.4                               Liquidation Statement.  The Member shall be furnished with a statement prepared by the Liquidator, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation.  Upon the Company complying with the foregoing distribution plan, the Member shall cease to be such, and the Liquidator shall execute, acknowledge and cause to be filed such appropriate documents evidencing the dissolution and winding up.

ARTICLE IX
GENERAL PROVISIONS

9.1                               Further Assurances.  The Member agrees to execute and deliver to the Company upon request, any and all additional certificates, instruments and advice necessary to be filed, recorded or delivered in order to perfect the formation, operation, termination and dissolution of the Company in accordance with this Agreement, and to amend, supplement and cancel the Company’s Certificate of Formation as required to carry out any of the foregoing.

9.2                               Amendments.  This Agreement may be amended at any time by a written amendment signed by the Member.

9.3                               Notices.  Any written notice to the Member required or permitted under this Agreement shall be deemed to have been duly given for all purposes (a) on the date of delivery, if delivered personally on the party or by confirmed facsimile transmission or (b) on the third business day after mailing, whether or not the same is actually received, if sent by United States registered mail, return receipt requested, postage prepaid, and addressed to the addressee at the address stated below such address set forth on Schedule 1 hereto, or at the most recent address, specified by written notice, given to the sender by addressee under this provision.  Notices to the Company shall be given in the same manner and shall be addressed to it at its principal place of business.

9.4                               Incorporation By Reference.  The recitals and schedules to this Agreement are hereby incorporated herein by this reference as if set forth here in full.

9.5                               Severability.  If any term, provision, agreement or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, then such provision, agreement or condition shall be enforced to the maximum extent legally permissible, and the rest of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.6                               Counterparts.  The Member may execute this Agreement in two or more counterparts, which shall, in the aggregate, constitute one instrument.

9.7                               Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws, but not the choice of law provisions, of the State of Delaware.

9.8                               Successors.  This Agreement shall be binding on and inure to the benefit of the respective successors, assigns, and personal representatives of the Member.

9.9                               Third Party Beneficiaries.  This Agreement is not intended to create any rights or remedies in favor of any person who is not a signatory to this Agreement or in any way create any third party beneficiary rights or remedies, including (except as specifically provided to the contrary herein) on behalf of any Transferee.

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned as of the date first written above.

InterActiveCorp, a Delaware corporation

By:	/s/ David Ellen
Name: David Ellen
Its: Vice President and Secretary

SCHEDULE 1

MEMBERS AND MEMBERSHIP INTERESTS

Name and Address of Member	Membership Interest	Capital Contribution
InterActiveCorp	100%	$100.00
152 West 57th Street, 42nd Floor
New York, NY 10019
Attention: General Counsel